Exhibit Index

    Exhibit
    Number                 Description

    3.1 Restated Certificate of Incorporation of the Company filed as Exhibit 19.2 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended June 30, 1987, and hereby incorporated by reference.

    3.2       By-Laws of the Company.

    4.1 Indenture dated as of March 15, 1987, between the Company and Continental Illinois National Bank and Trust Company of Chicago filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, and hereby incorporated by reference.

    4.2       Form of 8-1/8% Notes of the Company Due April 1,
              1997, filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, and hereby incorporated by reference.

    4.3 Officers' Certificate setting forth terms of the Company's $125,000,000 principal amount 7-3/8%
              Debentures due September 1, 2023.

    4.4 The Company's Agreement to furnish additional debt instruments upon request by the Securities and Exchange Commission filed as Exhibit 4.10 to the Company's Annual Report on Form 10-K for 1980, and hereby incorporated by reference.

    4.5 Rights Agreement dated as of March 15, 1986, between the Company and Harris Trust and Savings Bank filed as Exhibit 4.14 to the Company's Annual Report on Form 10-K for 1985, and hereby incorporated by reference.

    4.6 Amendment dated April 3, 1989, to Rights Agreement between the Company and Harris Trust and Savings Bank filed as Exhibit 2 to the Company's Current Report on Form 8-K dated April 10, 1989, and hereby incorporated by reference.

    10.1* Third Amended and Restated Employment Agreement entered as of December 30, 1986, between the Company and Jack F. Reichert filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for 1986 and hereby incorporated by reference.

    10.2* Amendment dated October 24, 1989, to Employment Agreement by and between the Company and Jack F. Reichert filed as Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989 and hereby incorporated by reference.

    10.3* Supplemental Agreement to Employment Agreement dated December 30, 1986, by and between the Company and Jack F. Reichert filed as Exhibit 19.3 to the
              Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, and hereby incorporated by reference.

    10.4* Amendment dated February 12, 1991 to Employment Agreement by and between the Company and Jack F. Reichert filed as Exhibit 10.4 to the Company's Annual Report on Form 10-K for 1990 and hereby incorporated by reference.

    10.5* Amendment dated March 20, 1992 to Employment Agreement by and between the Company and Jack F. Reichert filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

    10.6* Amendment dated December 15, 1992 to Employment Agreement by and between the Company and Jack F. Reichert filed as Exhibit 10.6 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

    10.7* Employment Agreement dated as of June 1, 1989 by and between the Company and John M. Charvat filed as
              Exhibit 19.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1989, and hereby incorporated by reference.

    10.8* Amendment dated as of December 15, 1992 to Employment Agreement by and between the Company and John M. Charvat filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

    10.9* Supplemental Pension Plan filed as Exhibit 19.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and hereby incorporated by reference.

    10.10* Form of Employment Agreement by and between the Company and each of T. K. Erwin, W. R. McManaman, R.
              T. McNaney, R. S. O'Brien, J. A. Schenk, D. M. Yaconetti, W. J. Barrington, J. W. Dawson,
              F. J. Florjancic, Jr., A. D. Fogel, J. W. Hoag, D. D. Jones, and R. C. Sigrist filed as Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and hereby incorporated by reference.

    10.11*    Amendment to Form of Employment Agreement filed as
              Exhibit 10.11 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

    10.12* Form of Insurance Policy issued for the life of each of the Company's officers, together with the specifications for each of these policies, filed as
              Exhibit 10.21 to the Company's Annual Report on Form 10-K for l980 and hereby incorporated by reference. The Company pays the premiums for these policies and will recover these premiums, with some exceptions, from the policy proceeds.

    10.13* Insurance policy issued by The Prudential Insurance Company of America insuring all of the Company's officers and certain other senior management employees for medical expenses filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K for 1980 and hereby incorporated by reference.

    10.14* Form of Indemnification Agreement by and between the Company and each of M. J. Callahan, J. P. Diesel,
              D. E. Guinn, L. Herzel, G. D. Kennedy, B. K. Koken,
              J. W. Lorsch, B. M. Musham, R. N. Rasmus, and
              R. W. Schipke filed as Exhibit 19.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1986, and hereby incorporated by reference.

    10.15* Indemnification Agreement dated September 16, 1986, by and between the Company and J. F. Reichert filed as Exhibit 19.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1986, and hereby incorporated by reference.

    10.16* Form of Indemnification Agreement by and between the Company and each of J. M. Charvat, T. K. Erwin, F. J. Florjancic, Jr., W. R. McManaman, R. T. McNaney,
              R. S. O'Brien, J. A. Schenk, and D. M. Yaconetti filed as Exhibit 19.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1986, and hereby incorporated by reference.

    10.17* Employment Agreement dated October 1, 1993 by and between the Company and John P. Reilly.

    10.18* Indemnification Agreement dated October 26, 1993 by and between the Company and John P. Reilly.

    10.19* 1991 Stock Plan filed as Exhibit A to the Company's definitive Proxy Statement dated March 21, 1991 for the Annual Meeting of Stockholders on April 24, 1991 and hereby incorporated by reference.

    10.20*    Change In Control Severance Plan filed as Exhibit
              10.22 to the Company's Annual Report on Form 10-K for 1989 and hereby incorporated by reference.

    10.21*    Brunswick Performance Plan for 1993 filed as Exhibit
              10.21 to the Company's Annual Report on Form 10-K for 1992 and hereby incorporated by reference.

    10.22*    Brunswick Performance Plan for 1994.

    10.23*    Brunswick Strategic Incentive Plan.

    10.24*    1988 Stock Plan for Non-Employee Directors filed as
              Exhibit B to the Company's definitive Proxy Statement dated March 10, 1988 for the Annual Meeting of
              Stockholders on April 27, 1988 and hereby incorporated by reference.

    10.25* 1994 Stock Option Plan for Non-Employee Directors filed as Exhibit A to the Company's definitive Proxy Statement dated March 25, 1994 for the Annual Meeting of Stockholders on April 27, 1994 and hereby incorporated by reference.

    22.1      Subsidiaries of the Company.

    25.1      Powers of Attorney.

*Management contract or compensatory plan or arrangement required to be filed as an exhibit to this Annual Report on Form 10-K pursuant to Item 14(c) of this Report.

Exhibit 3.2

                            Brunswick Corporation

                                    By-Laws

                                   Article I

                                    Offices

         Section 1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

         Section 2. The corporation may also have offices in the City of Lake Forest, State of Illinois, and at such other places as the board of directors may from time to time determine or the business of the corporation may require.


                                    Article II

                              Meetings of Stockholders

         Section 1. Meetings of stockholders may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2. An annual meeting of stockholders shall be held at such time and on such day in the month of April or in such other month as the board of directors may specify by resolution. At the annual meeting the stockholders shall elect by a plurality vote of those stockholders voting at the meeting, by ballot, a board of directors, and transact such other business as may properly be brought before the meeting.

         Section 3. Written notice of the annual meeting stating the place, date and hour of meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

         Section 4. At least ten days before every election of directors, a complete list of the stockholders entitled to vote at said election arranged in alphabetical order, shall be prepared or caused to be prepared by the secretary. Such list shall be open at the place where the election is to be held for said ten days, to the examination of any stockholder, and shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.

         Section 5. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the chairman of the board and shall be called by the president or secretary at the request in writing of a majority of the board of directors. Such request shall state the purpose or purposes of the proposed meeting.

         Section 6. Written notice of a special meeting of stockholders stating the place, date and hour of meeting, and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

         Section 7. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

         Section 8. The holders of a majority of the shares of the capital stock of the corporation, issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation or by these by-laws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.
At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

         Section 9. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation or of these by-laws, a different vote is required, in which case such express provisions shall govern and control the decision of such question.

         Section 10. At any meeting of the stockholders every stockholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such stockholder and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation. Except where the transfer books of the corporation shall have been closed or a date shall have been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election for directors which shall have been transferred on the books of the corporation within twenty days next proceeding such election of directors.

                                    Article III

                                     Directors

         Section 1. The number of directors shall be twelve but the number of directors may, from time to time, be altered by amendment of these by-laws in accordance with the certificate of incorporation.

         Section 2. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, nominations for the election of directors may be made by the board of directors or committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the corporation not later than
(a) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (b) with respect to an election to be held as a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is the holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the consent of each nominee to serve as a director of the corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         Section 3. The property and business of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.


                          Meetings of the Board of Directors

         Section 4. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

         Section 5. The first meeting of each newly elected board shall be held immediately after, and at the same place as, the annual meeting of stockholders at which such board shall have been elected, for the purpose of electing officers, and for the consideration of any other business that may properly be brought before the meeting. No notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.

         Section 6. Regular meetings of the board of directors shall be held on such dates, not less often than once each calendar quarter, as may be fixed from time to time by resolution of the board of directors. No notice need be given of such meetings, provided that notice of such resolution has been furnished to each director. Such meetings shall be held at the Lake Forest office of the corporation or at such other place as is stated in the notice of the meeting. Upon the assent, given either verbally or in writing, of a majority of the whole board, any regular meeting may be cancelled, the time changed, or may be held at such other place and time, as a majority of the whole board may designate, either verbally or in writing, upon reasonable notice given to each director, either personally or by mail or by telegram.

         Section 7. Special meetings of the board of directors may be called by the chairman of the board, or by the secretary on the written request of two directors, to be held either at the Lake Forest office of the corporation or at such other place as may be convenient and may be designated by the officer calling the meeting. Reasonable notice of such special meeting shall be given to each director, either personally or by mail or telegram; provided, that a majority of the whole board of directors present at a meeting called by any of said officers, in matters requiring prompt attention by the board, may hold a valid meeting and transact business without the giving of notice to each director as above provided.

         Section 8. At all meetings of the board the presence of a majority of the whole board shall be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation or by these by-laws. If a quorum shall not be present at any meeting of the board of directors the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.


                                 Executive Committee

         Section 9. (a) The board of directors of the corporation at the annual or any regular or special meeting may, by resolution adopted by a majority of the whole board, designate three or more directors, one of whom shall be either the chairman of the board or the president of the corporation, to constitute an executive committee. Vacancies in the executive committee may be filled at any meeting of the board of directors. Each member of the executive committee shall hold office until his successor shall have been duly elected, or until his death, or until he shall resign or shall have been removed from office or shall cease to be a director. Any member of the executive committee may be removed by resolution adopted by a majority of the whole board of directors whenever in its judgment the best interests of the corporation would be served thereby. The compensation, if any, of members of the executive committee shall be established by resolution of the board of directors.

         (b) The executive committee shall have and may exercise all of the authority of the board of directors in the management of the corporation, provided such committee shall not have the authority of the board of directors in reference to amending the certificate of incorporation, adopting a plan of merger or consolidation with another corporation or corporations, recommending to the stockholders the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the property and assets of the corporation if not made in the usual and regular course of its business, recommending to the stockholders a voluntary dissolution of the corporation or a revocation thereof, amending, altering or repealing the by-laws of the corporation, electing or removing officers of the corporation or members of the executive committee, fixing the compensation of officers, directors, or any member of the executive committee, declaring dividends, amending, altering or repealing any resolution of the board of directors which by its terms provides that it shall not be amended, altered or replaced by the executive committee, the acquisition or sale of companies, businesses or fixed assets where the fair market value thereof or the consideration therefor exceeds $10,000,000, authorizing the issuance of any shares of the corporation, or authorizing the creation of any indebtedness for borrowed funds, in excess of $2,000,000.

         (c) The executive committee shall have power to authorize the seal of the corporation to be affixed to all papers which may require it. Minutes of all meetings of the executive committee shall be submitted to the board of directors of the corporation at each meeting following a meeting of the executive committee. The minute books of the executive committee shall at all times be open to the inspection of any director.

         (d) The executive committee shall meet at the call of the chairman of the executive committee, chairman of the board, the president, or any two members of the executive committee. Three members of the executive committee shall constitute a quorum for the transaction of business and the act of a majority of those present shall constitute the act of the committee.


                                 Audit Committee

         Section 10. (a) The board of directors of the corporation at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board, designate three or more independent directors to constitute an audit committee and appoint one of the directors so designated as the chairman of the audit committee. Membership on the audit committee shall be restricted to those directors who are independent of the management of the corporation and are free from any relationship that, in the opinion of the corporation's board of directors, would interfere with the exercise of independent judgment as a member of the committee. Vacancies in the committee may be filled at any meeting of the board of directors. Each member of the committee shall hold office until his successor shall have been duly elected, or until his death, or until he shall resign or shall have been removed from the audit committee by the board or shall cease to be a director. Any member of the audit committee may be removed from the committee by resolution adopted by a majority of the whole board of directors whenever in its judgment (1) such person is no longer an independent director or free from any relationship with the corporation or any of its officers prohibited by this section, or (2) the best interests of the corporation would be served thereby. The compensation, if any, of members of the committee shall be established by resolution of the board of directors.

         (b) The audit committee shall be responsible for recommending to the board of directors the appointment or discharge of independent auditors, reviewing with management and the independent auditors the terms of engagement of independent auditors, including the fees, scope and timing of the audit and any other services rendered by such independent auditors; reviewing with independent auditors and management the corporation's policies and procedures with respect to internal auditing, accounting and financial controls, and dissemination of financial information; reviewing with management, the independent auditors and the internal auditors, the corporation's financial statements, audit results and reports and the recommendations made by the auditors with respect to changes in accounting procedures and internal controls; reviewing the results of studies of the corporation's system of internal accounting controls; and performing any other duties or functions deemed appropriate by the board of directors. The committee shall have such powers and rights as may be necessary or desirable to fulfill these responsibilities including, the power and right to consult with legal counsel and to rely upon the opinion of such legal counsel. The audit committee is authorized to communicate directly with the corporation's financial officers and employees, internal auditors and independent auditors on such matters as it deems desirable and to have the internal auditors and independent auditors perform such additional procedures as it deems appropriate. The audit committee shall periodically report to the board of directors on its activities.

         (c) Minutes of all meetings of the audit committee shall be submitted to the board of directors of the corporation. The minute books of the committee shall at all times be open to the inspection of any director.

         (d) The audit committee shall meet at the call of its chairman or any two members of the committee. Two members of the audit committee shall constitute a quorum for the transaction of business and the act of a majority of those present, but no less than two members, shall constitute the act of the committee.


                                      Compensation Committee

         Section 11. (a) The board of directors of the corporation at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board, designate three or more directors to constitute a compensation committee and appoint one of the directors so designated as the chairman of the compensation committee. Membership on the compensation committee shall be restricted to disinterested persons which for this purpose shall mean any director, who, during the time he is a member of the compensation committee is not eligible, and has not at any time within one year prior thereto been eligible, for selection to participate in any of the compensation plans administered by the compensation committee, except for the 1988 Stock Plan for Non-Employee Directors. Vacancies in the committee may be filled at any meeting of the board of directors. Each member of the committee shall hold office until his successor shall have been duly elected, or until his death or resignation, or until he shall have been removed from the committee by the board of directors, or until he shall cease to be a director or a disinterested person. Any member of the compensation committee may be removed by resolution adopted by a majority of the whole board of directors whenever in its judgment the best interests of the corporation would be served thereby. A majority of the compensation committee shall constitute a quorum and an act of the majority of the members present at any meeting at which a quorum is present, or an act approved in writing by each of the members of the committee without a meeting, shall be the act of the compensation committee. The compensation, if any, of members of the committee shall be established by resolution of the board of directors.

         (b) The compensation committee shall administer the CEO Incentive Plan, Brunswick Performance Plan, Strategic Incentive Plan, 1971 Stock Option Plan, 1984 Restricted Stock Plan, 1988 Stock Plan for Non-Employee Directors, 1991 Stock Plan, and Supplemental Pension Plan. The compensation committee shall have the power and authority vested in it by any plan of the corporation which the committee administers. The compensation committee shall from time to time recommend to the board of directors the compensation of the officers of the corporation except for assistant officers whose compenation shall be fixed by the officers of the corporation. The compensation committee shall also make recommendations to the board of directors with regard to the compensation of the board of directors and its committees except the compensation committee.


                                 Nominating Committee

         Section 12. (a) The board of directors of the corporation at the annual or any regular or special meeting shall, by resolution adopted by a majority of the whole board, designate three or more directors to constitute a nominating committee and appoint one of the directors so designated as the chairman of the nominating committee. The majority of the members of the nominating committee shall be persons who are not, during the time they are members of the nominating committee, either officers or employees of the corporation. Vacancies in the committee may be filled at any meeting of the board of directors. Each member of the committee shall hold office until his successor shall have been duly elected, or until his death or resignation, or until he shall have been removed from the committee by the board of directors, or until he shall cease to be a director. Any member of the nominating committee may be removed by resolution of the whole board of directors whenever in its judgment the best interests of the corporation would be served thereby. A majority of the nominating committee shall constitute a quorum and an act of the majority of the members present at any meeting at which a quorum is present, or an act approved in writing by each of the members of the committee without a meeting, shall be the act of the nominating committee. The compensation, if any, of members of the committee shall be established by resolution of the board of directors.

         (b) Before the annual meeting of the stockholders of the corporation, and before any special meeting of stockholders at which directors are to be elected, the nominating committee shall recommend to the board of directors the names of individuals for submission to the stockholders in the corporation's proxy material as the board's nominees for election as directors of the corporation for which the board is soliciting proxies. From time to time, the nominating committee shall make recommendations to the board of nominees to fill vacancies on the board of directors as they occur. The nominating committee shall also, from time to time, consider and make recommendations to the board with regard to increases or decreases in the size of the board.

         (c) Nothing in this by-law is intended to prevent any individual director from making a recommendation of a person to be a director of the corporation either to the nominating committee or to the board.


                                 Other Committees

         Section 13. The board of directors may from time to time create and appoint such committees in addition to the executive, audit, compensation and nominating committees as it deems desirable. Each additional committee shall bear such designation, shall have such powers and shall perform such duties, not inconsistent with these by-laws or with law, as may be assigned to it by the board of directors; provided that no such additional committee may exercise the powers of the board of directors in the management of the business and affairs of the corporation except such as shall be expressly delegated to it. The board of directors shall have the power to change the members of any such additional committee at any time, to fill vacancies, and to discharge any such additional committee at any time. The compensation, if any, of members of any such committee shall be established by resolution of the board of directors.



                            Compensation of Directors

         Section 14. Directors shall receive such fees and reimbursement of reasonable expenses as may be fixed from time to time by resolution of the board. Members of special or standing committees shall also be allowed such fees and reimbursements for reasonable expenses in connection with service on such committees as may from time to time be fixed by resolution of the board. Such fees may be fixed on the basis of meetings attended or on an annual basis or both and may be payable currently or deferred.


                            Action by Written Consent

         Section 15. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the board or committee.


             Action by Telephone or Other Communications Equipment

         Section 16. Directors may participate in a meeting of the board or any committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.


                             Alternate Committee Members

         Section 17. The board of directors may designate one or more directors as alternate members of any committee, any of whom may be selected by the chairman of a committee to replace any absent or disqualified member at any meeting of a committee. In the absence or disqualification of a member of a committee and of the alternate members of such committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitutes a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

                                    Article IV

                                      Notices

         Section 1. Except as may be otherwise provided for in these by-laws, whenever under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such director or stockholder at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by telegram or telex.

         Section 2. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation, or of these by-laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.


                                    Article V

                                    Officers

         Section 1. The officers of the corporation shall be elected by the board of directors and shall be a chairman of the board, a president, one or more vice presidents, a secretary, a treasurer and a general counsel. The board of directors may also elect a senior vice president, an executive vice president, a controller and one or more assistant vice presidents, assistant secretaries, assistant treasurers and assistant general counsels. Two or more offices may be held by the same person, except as where the offices of president and secretary are held by the same person, such person shall not hold any other office.

         Section 2. The board of directors at its first meeting after each annual meeting of stockholders shall elect a chairman of the board from among the directors, and shall elect a president, one or more vice presidents, a secretary and a treasurer, none of whom need be a member of the board.

         Section 3. The board of directors may elect such other officers as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

         Section 4. The board of directors shall fix the salaries of all officers of the corporation, except that the salaries of the assistant vice presidents, assistant secretaries, and assistant treasurers may be fixed by the chairman of the board or the president of the corporation.

         Section 5. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the whole board of directors. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise shall be filled by the board of directors.

                             The Chairman of the Board

         Section 6. The chairman of the board shall be the chief executive officer of the corporation and, subject to the board of directors and the executive committee, shall be in general charge of the affairs of the corporation. He shall preside at all meetings of the stockholders and the board of directors and shall see that all orders and resolutions of the board of directors are carried into effect. He shall possess such powers and perform such duties as usually appertain to the chief executive officer in business corporations.


                                    The President

         Section 7. The president, subject to the direction of the chairman of the board, shall be the chief operating officer and shall have general charge of all operations of the corporation and of such related staff functions as the chairman of the board shall designate from time to time. In the absence of the chairman of the board, he shall preside at all meetings of the stockholders and the board of directors.


                             The Executive Vice President

         Section 8. The executive vice president shall exercise such supervision over the business and affairs of the corporation as shall be prescribed from time to time by the board of directors or by the president. In the absence or disability of the president, and unless otherwise determined by the board of directors, the executive vice president shall perform the duties and exercise the powers of the president.


                                 The Vice Presidents

         Section 9. The vice presidents shall perform such duties and have such powers as the board of directors may from time to time prescribe.


                     The Secretary and Assistant Secretaries

         Section 10. The secretary shall attend all meetings of the board of directors, the executive committee, and all meetings of the stockholders, and shall record all of the proceedings of said meetings in books to be kept for that purpose, and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the chairman of the board, under whose supervision the secretary shall be. The secretary may sign with the president or a vice president, in the name of the corporation, all contracts and instruments of conveyance authorized by the board of directors, and the secretary shall keep in safe custody the seal of the corporation and, when authorized by the board of directors, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the signature of the secretary or an assistant secretary, and the secretary shall in general perform all the duties incident to the office of secretary. The secretary shall have charge of the stock certificate books, transfer books and stock ledgers; provided, however, that the secretary may employ corporate transfer agents and registrars whom the ecretary reasonably believes to be financially responsible and competent in the performance of their duties to maintain such stock certificate books, transfer books and stock ledgers and such other books and paper as may be appropriate and all of such records may be kept either in the form of writings, punch cards, magnetic tape, photographs, micro-photographs or any other information storage device as appropriate, so long as the form of such records is designed to allow reasonably prompt and appropriate access thereto and retrieval of information in clearly legible form therefrom.

         Section 11. An assistant secretary shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary. The assistant secretaries shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.


                     The Treasurer and Assistant Treasurers

         Section 12. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. The board of directors, in its discretion, may delegate its responsibilities regarding the designation of depositories contained in this section to any officer or officers of the corporation. The treasurer shall in general perform all the duties incident to the office of the treasurer.

         Section 13. He shall be responsible for the disbursement of the funds of the corporation and shall take proper vouchers for such disbursements, and upon the request of the president or the board of directors, shall render an account of all his transactions as treasurer and of the financial condition of the corporation.

         Section 14. If required by the board of directors, he shall give the corporation a bond, which shall be renewed regularly, in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

         Section 15. The assistant treasurers, unless otherwise determined by the board of directors, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

                                   The Controller

         Section 16. The controller shall maintain adequate records of all assets, liabilities, and other financial transactions of the corporation and, in general, shall perform all the duties ordinarily connected with the office of controller and such other duties as, from time to time, may be assigned to him by the board of directors or the president.


                 The General Counsel and Assistant General Counsels

         Section 17. The general counsel shall be in charge of the law department and patent functions, shall supervise all legal matters affecting the corporation and render all necessary advice in connection therewith and shall give such legal advice as may be appropriate to the directors, officers and employees of the corporation. He may retain such law firms and other legal counsel who are not employees of the corporation as he considers desirable for the purpose of effectively carrying out his duties as general counsel.

         Section 18. The assistant general counsels shall perform such duties and have such powers as the board of directors may from time to time prescribe.


                                    Article VI

                    Indemnification of Directors and Officers

         Section 1. The corporation may indemnify to the fullest extent that is lawful, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

         Section 2. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he would be entitled to indemnity against the same liability under the provisions of this article.

         Section 3. The corporation may enter into an indemnity agreement with any director, officer, employee or agent of the corporation, upon terms and conditions that the board of directors deems appropriate, as long as the provisions of the agreement are not inconsistent with this article.

                                    Article VII

                                Certificates of Stock

         Section 1. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by the chairman of the board, the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him in the corporation. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, designations, preferences and relative, participating, optional and other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions or such preferences and rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock; provided, however, that, to the full extent allowed by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and rights.

         Section 2. If such certificate is countersigned (1) by a transfer agent, or (2) by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.


                                  Lost Certificates

         Section 3. The board of directors may authorize the transfer agents and registrars of the corporation to issue and register, respectively, new certificates in place of any certificates alleged to have been lost, stolen or destroyed, and in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems necessary to protect the corporation and said transfer agents and registrars.


                                 Transfers of Stock

         Section 4. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                                  Fixing Record Date

         Section 5. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.


                                Registered Stockholders

         Section 6. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the party of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.


                                    Article VIII

                                 General Provisions

                                      Dividends

         Section 1. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation,if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

         Section 2. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

         Section 3. The board of directors shall present at each annual meeting and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and condition of the corporation.

                                       Checks

         Section 4. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate. The board of directors, in its discretion, may delegate its responsibilities contained in this section to any officer or officers of the corporation.


                                    Fiscal Year

         Section 5. The fiscal year of the corporation shall begin on the first day of January, and terminate on the thirty-first day of December, in each year.


                                       Seal

         Section 6. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Incorporated Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                    Article IX

                Tennessee Authorized Corporation Protection Act

         Section 1. This corporation shall be subject to Section 24(a) of Chapter 30 of the Tennessee Business Corporation Act.


                                    Article X

                                    Amendments

         Section 1. The holders of shares of capital stock of the corporation entitled at the time to vote for the election of directors shall have the power to adopt, alter, amend, or repeal the by-laws of the corporation by vote of such percentage of such shares as is required by the Certificate of Incorporation, or if no percentage is specified by the Certificate of Incorporation, by vote of not less than 66-2/3% of such shares. The board of directors shall also have the power to adopt, alter, amend or repeal the by-laws of the corporation by vote of such percentage of the entire board as is required by the Certificate of Incorporation, or if no percentage is specified by the Certificate of Incorporation, by vote of not less than a majority of the entire board.

Exhibit 4.3

                        Officers' Certificate

      We, the undersigned, being respectively Vice
President-Finance and Secretary of Brunswick Corporation (the "Company"), do hereby deliver this Officers' Certificate to Continental Bank, National Association (the "Trustee") pursuant to Sections 2.01 and 2.03 of the Indenture dated as of March 15, 1987 (the "Indenture"), between the Company and the Trustee, to establish the terms and provisions of a series of securities ("Securities") to be issued under the Indenture; the Securities of such series shall include the following terms and provisions (all words capitalized in this Officers' Certificate which are defined in the Indenture have the meanings ascribed to them in the Indenture):

           1.  The title of the Securities of such series shall be:
      7-3/8% Debentures Due September 1, 2023 ("Debentures").

           2. The Debentures of such series may be authenticated and delivered under the Indenture up to the aggregate principal amount of $125,000,000 (except for Debentures of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures of such series under Sections 2.05, 2.06, 2.07, 11.04, and 12.02 of the Indenture).

           3. The principal of the Debentures of such series shall be payable on September 1, 2023, unless payable prior to such date upon the declaration of acceleration of their maturity in accordance with Section 7.01 of the Indenture.

           4. The Debentures of such series shall bear interest at the rate of 7-3/8% per annum; such interest shall accrue from the most recent date to which interest has been paid or, if no such interest has been paid, from September 1, 1993; such interest shall be payable semi-annually on March 1 and September 1 in each year to the Person in whose name such Debentures were registered on the February 15 or August 15 preceding each such date, respectively.

           5. The currency in which the principal amount of and interest on the Debentures of such series shall be paid, and with which they shall be purchased, shall be United States
      Dollars.

           6. Principal of the Debentures of such series shall be payable, they may be presented for registration of transfer and for exchange, and notices to or upon the Company in respect of such Debentures may be served, at the offices and agencies of the Company named in Section 5.02 of the Indenture, and at the offices of the Company in Lake Forest, Illinois.

              Holders must present Debentures of such series to the Company or the Trustee to collect payments of principal of the Debentures of such series. Interest on each Debenture of such series will be paid by check mailed to the registered holder thereof at the registered address of such holder.

           7. The Debentures of such series shall not be redeemable.

      In Witness Whereof, this Officers' Certificate has been executed and delivered this 25th day of August, 1993.


                                William R. McManaman
                                Vice President-Finance


                                Dianne M. Yaconetti
                                Secretary

Exhibit 10.17

                      Employment Agreement

     This Agreement, made and entered into as of October 1, 1993, by and between John P. Reilly (the "Executive") and
Brunswick Corporation, a Delaware corporation (the "Company");

                        Witnesseth That:

     Whereas, the parties desire to enter into this Agreement pertaining to the employment of the Executive by the Company;

     Now, Therefore, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

     1. Positions and Employment Period. The Company hereby employs the Executive as President and Chief Operating Officer, and the Executive hereby agrees to remain in the employ of the Company in such capacity, for the period beginning on October 1, 1993 and ending on December 31, 1994 (the "Employment Period").

     2. Performance of Duties. The Executive agrees that during the Employment Period he shall devote his best efforts and full business time exclusively to the business affairs of the Company and its subsidiaries and shall perform his duties faithfully and efficiently, subject to the direction of the Company's Chairman and Chief Executive Officer. The Executive, however, may become a director of other corporations and engage in charitable, civic and other similar pursuits to the extent that such activities do not interfere with his devoting his best efforts to his duties to the Company.

     3. Compensation. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for his services as follows:

     (a) He shall receive a base salary of $425,000 per annum, payable biweekly in accordance with Company practice and subject to all normal deductions and withholdings.

     (b) He shall be entitled to a bonus from the Company payable as of October 1, 1994 in the amount of $425,000 or, if earlier, upon a Change in Control (as defined in the Company's 1991 Stock Plan).

     (c) He shall be entitled to life insurance death benefit coverage in an amount equal to $1,487,500 (3-1/2 times base salary).

     (d) He shall be a participant, to the extent that he meets all conditions of general applicability, in any and all employee benefit plans maintained by the Company from time to time to provide accident, medical, hospital or retirement benefits for its senior executives or for its salaried employees generally, including, without limitation, any pension, 401(k) or employee stock ownership plan.

     (e) He shall be reimbursed in accordance with the Company's regular policies for all reasonable expenses for entertainment, traveling, meals and lodging incurred in promoting the Company's business.

     (f) He shall be reimbursed for the cost of regular periodic membership fees and dues accruing during the Employment Period in connection with his membership in The Knollwood Club, Lake Forest, Illinois.

     (g) He shall be entitled to the use of a Company automobile and shall be entitled to tax gross-up payments in such amounts as the Company reasonably determines are sufficient, after payment of all Federal and state income taxes thereon, to reimburse the Executive for the Federal and state income taxes payable with respect to such usage.

     (h) He shall be entitled to executive tax planning services paid for by the Company for senior executives for (i) up to $7,500 per year for tax return preparation services for his tax returns for each of 1993 and 1994, and (ii) up to $3,000 for financial and estate planning services during the employment period.

     (i) He shall receive a grant under the Company's 1991 Stock Plan of shares of restricted stock (rounded to the nearest full share) with a fair market value on the date of grant of $212,500 (50% of base salary), which shares shall be subject to a five year restriction period, and he shall receive a stock option grant under such plan to acquire shares (rounded to the nearest full share) of the Company's common stock which options have a value calculated as one-third of the fair market value of such shares on the date of grant equal to $106,250 (25% of base salary). In each such case, the date of grant shall be October 29, 1993. Such options shall have an exercise price per share equal to the fair market value of a share of common stock on the date of grant and shall become exercisable in cumulative installments of 30% on October 29, 1994, 30% on October 29, 1995 and 40% on October 29, 1996. The terms of such restricted stock and stock option grants shall provide that, in the event of a Change in Control, all restrictions on such restricted stock shall lapse, and any stock option that has been outstanding for at least six months shall be immediately exercisable.

     4. Termination. In the event that the Company terminates the Executive's employment during the Employment Period but prior to a Change in Control for any reason other than Cause (as defined below), or in the event that the Company fails to offer the Executive a contract for continued employment commencing on January 1, 1995 at a base salary of no less than $425,000 and incentive opportunities to earn a total rate of compensation no less favorable in the aggregate than the rate of compensation payable under this Agreement, the Executive shall be entitled to a lump sum payment of $425,000 which shall be payable as soon as practicable after the Executive's termination of employment or as soon as practicable after January 1, 1995, as the case may be. Such amount shall be in lieu of all other compensation or benefits from the Company (other than unpaid salary and benefits accrued and earned by the Executive prior to the effective date of such termination). In the event of the Executive's death or resignation or the termination of the Executive's employment by the Company for Cause, the Executive shall be entitled to no further compensation or benefits from the Company (other than unpaid salary and benefits accrued and earned by him prior to the effective date of such termination). For purposes of this Agreement, the term "Cause" means the Executive's willful misconduct or gross negligence in the performance of duties contemplated by this Agreement or the Executive's inability to adequately perform the duties contemplated by this Agreement for a period of six consecutive months by reason of a physical or mental disability. Notwithstanding the foregoing provisions of this paragraph, in the event of the Executive's termination of employment for any reason, the Compensation Committee of the Company's Board of Directors may, but shall not be required to, release the restrictions on any shares of restricted stock then held by the Executive and accelerate the vesting of any stock options then held by the Executive and, if such termination occurs prior to October 1, 1994, may, but shall not be required to, authorize payment of a pro rata portion of the bonus that would otherwise be payable as of October 1, 1994.

     5. Change in Control. In the event of a Change in Control (as defined in the Company's 1991 Stock Plan):

     (a) the Employment Period shall be automatically extended to the third anniversary of the date of the Change in Control and, during such extended Employment Period, the Executive shall be entitled to a base salary of no less than $425,000, employee benefits and perquisites no less favorable than those in effect on the date of the Change in Control, and opportunities to receive incentive compensation at least equal to the incentive compensation provided under this Agreement;

     (b) the Executive shall be entitled to an accelerated payment of his bonus to the extent provided in paragraph 3(b) above and accelerated vesting of his restricted stock and stock options to the extent provided in paragraph 3(i) above;

     (c) if, after such Change in Control and prior to the end of the extended Employment Period, the Company terminates the Executive for any reason other than Cause (as defined in paragraph 4 above) or the Executive resigns for Good Reason (as defined below), the Executive shall be entitled to a lump sum payment within ten days of such termination or resignation equal to $2,550,000 (three times the amount of the Executive's annual rate of salary and bonus);

     (d) if the Executive resigns from the employ of the Company during the six-month period after such Change in Control for any reason other than Good Reason, the Executive shall be entitled to a lump sum payment (within ten days of such resignation) equal to $1,700,000 (two times the amount of the Executive's annual rate of salary and bonus); and

     (e) the Executive shall be entitled to a tax gross-up payment in such amount as the Company reasonably determines is sufficient, after payment of all Federal and state income taxes and Federal excise taxes thereon, to reimburse the Executive for the amount of any Federal excise taxes payable by the Executive under section 4999 of the Internal Revenue Code of 1986, as amended.

For purposes of this Agreement, the term "Good Reason" means:

     (i) a significant change in the nature or scope of the Executive's authorities or duties from those described in paragraphs 1 and 2 above, a reduction in total compensation from that provided in paragraph 3 above, or the material breach by the Company of any other provision of this Agreement;

    (ii) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, powers, functions or duties attached to his position and contemplated by paragraphs 1 and 2 above; or

   (iii) the relocation of the Executive's office to a location more than fifty miles from the location of his office immediately prior to the Change in Control.

     6. Noncompetition and Confidentiality. During his employment by the Company and for a period of three years after termination of his employment (whether voluntary or involuntary), the Executive shall not directly or indirectly be employed or retained by, or render any services for, or be financially interested in any manner in any person, firm or corporation engaged in any business, which at the particular time is competitive in any way with any business in which the Company or any of its subsidiaries or affiliates was engaged (including any program of development or research) during the Executive's employment, if, but only if, such employment or activity is likely to cause, or causes, material damage to the Company or any of its subsidiaries or affiliates. During and after his employment, the Executive will not divulge or appropriate to his own use or to the use of others any secret or confidential information or knowledge pertaining to the business of the Company or any of its subsidiaries or affiliates obtained by him during such employment. The Executive acknowledges that the Company would be irreparably injured by a violation of the foregoing provisions of this paragraph 6, and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of such provisions. If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The Executive acknowledges that the foregoing provisions are reasonable and are required to protect the legitimate interests of the Company, and represents that such provisions will not operate as a bar to the Executive's sole means of support or prevent the Executive from obtaining employment to which he is suited by experience and training.

     7. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

     8. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     9. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the

State of Illinois, without regard to the conflict of law provisions of any state.

     10. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

     11. Waiver of Breach. No waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party to take any action by reason of any such breach will not deprive such party of the right to take action at any time while such breach continues.

     12. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

     13. Notices. Notices and all other communications in connection with this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth below:

          to the Company:

               Brunswick Corporation
               One N. Field Court
               Lake Forest, Illinois  60045-4811

          or to the Executive:

               John P. Reilly
               644 Spruce
               Lake Forest, Illinois  60045


All notices to the Company shall be directed to the attention of the Chairman of the Board of the Company, with a copy to the Secretary of the Company. Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of a change of address shall be effective only upon receipt.

     14. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Illinois by three arbitrators, one of whom shall be appointed by the Company, one by the Executive, and the third by the other two. If the other two arbitrators cannot agree on the appointment of a third arbitrator, or if either party fails to appoint an arbitrator, then such arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph 15. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, he shall be entitled to recover from the Company reasonable attorney's fees and costs and expenses incurred by him in connection with the enforcement of those rights. Payments shall be made to the Executive by the Company at the time these attorney's fees and costs and expenses are incurred by the Executive. If, however, the arbitrators should later determine that under the circumstances it was unjust for the Company to have made any of these payments of attorney's fees and costs and expenses to the Executive, he shall repay them to the Company in accordance with the order of the arbitrators. Any award of the arbitrators shall include interest at a rate or rates considered just under the circumstances by the arbitrators.

     15. Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive's employment with the Company.

     16. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.


     In Witness Thereof, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed, all as of the day and year first above written.


                               /s/ J. P. Reilly
                                        Executive

                              Brunswick Corporation

                              By  /s/ Jack F. Reichert
                                 Its Chairman and CEO
Attest:

/s/ D. M. Yaconetti
       Its Secretary

          (Seal)

Exhibit 10.18

                      Indemnification Agreement


      Agreement, made and entered into as of October 26, 1993 by and between Brunswick Corporation, a Delaware corporation (the
"Corporation"), and John P. Reilly ("Indemnitee").

      Whereas, the Corporation is a Delaware corporation;

      Whereas, at the request of the Corporation, Indemnitee currently serves as a director and officer of the Corporation and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service;

      Whereas, as an inducement to Indemnitee to continue to serve as a director or officer, the Corporation has agreed to indemnify Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the fullest extent that is lawful; and

      Whereas, the parties by this Agreement desire to set forth their agreement regarding indemnification.

      Now, Therefore, the parties agree as follows:
      1. Acts of Omissions Covered By This Agreement. This Agreement shall cover any act or omission by an Indemnitee which
(i) occurs or is alleged to have occurred by reason of his being or having been a director or officer, (ii) occurs or is alleged to have occurred before, during or after the time when the Indemnitee served as a director or officer and (iii) gives rise to, or is the direct or indirect subject of a claim in any threatened, pending or completed action, suit or proceeding at any time or times whether during or after his service as a director or officer.

      2.  Indemnity.

          (a) The Corporation hereby agrees to indemnify, and keep indemnified in accordance with, and to the fullest extent permitted by the Corporation's charter and that is lawful, and regardless of any by-law provision to the contrary, Indemnitee, from and against any expenses (including attorney's fees), judgments, fines, taxes, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and whether or not such action is by or in the right of the Corporation or that other corporation, partnership, joint venture, trust or other enterprise with respect to which the Indemnitee serves or has served.

          (b) Despite anything to the contrary in subsection (a), the Corporation agrees to indemnify Indemnitee in a suit or proceeding initiated by the Indemnitee only if the Indemnitee acted with the authorization of the Corporation in initiating that suit or proceeding. However, an arbitration proceeding brought under Section 8 shall not be subject to this subsection (b).

          (c) An indemnification under this Agreement shall be made by agreement between the Board of Directors and the Indemnitee. If the Board of Directors and the Indemnitee cannot agree, any disagreement they have shall be resolved by a decision of the arbitrators in an arbitration proceeding pursuant to Section 8. For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

      3. Burden of Proof. Indemnitee shall be presumed to be entitled to indemnification for any act or omission covered in
Section 1 of this Agreement. The burden of proof of establishing that Indemnitee is not entitled to indemnification because of the failure to fulfill some requirement of Delaware law, the Corporation's charter, by-laws, or this Agreement shall be on the Corporation.

      4. Notice by Indemnitee. Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written threat thereof, provided that failure to so notify the Corporation shall not constitute a waiver by Indemnitee of his rights hereunder.

      5. Advancement of Expenses. In the event of any action, suit or proceeding against Indemnitee which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by the Indemnitee, the Corporation shall advance to Indemnitee amounts to cover expenses incurred by Indemnitee in defending the action, suit or proceeding in advance of final disposition upon receipt of (i) an undertaking by or on behalf of the Indemnitee to repay the amount advanced in the event that it shall be ultimately determined in accordance with Section 3 of this Agreement that he is not entitled to indemnification by the Corporation, and (ii) satis-factory evidence as to the amount of such expenses. Indemnitee's written certification together with a copy of the statement paid or to be paid by Indemnitee shall constitute satisfactory evidence unless determined to the contrary in an arbitration proceeding conducted pursuant to Section 8 of this Agreement.

      6. Non-Exclusivity of Right of Indemnification. The indemnification rights granted to Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, any rights to which Indemnitee may be entitled under Delaware law, the Corporation's charter or By-laws, any other agreement, vote of stockholders or directors or otherwise.

      7.  Termination of Agreement and Survival of Right of
Indemnification.

          (a) Subject to subparagraph (b) of this section, this Agreement shall terminate when the Indemnitee's terms of office as a director and officer end.

          (b) The rights granted to Indemnitee hereunder shall continue after termination as provided in Section 1 and shall inure to the benefit of Indemnitee, his personal representative, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding upon the Corporation, its successors and assigns.

      8. Arbitration of all Disputes Concerning Entitlement. Any controversy or claim arising out of or relating to the Indemnitee's entitlement to indemnification under this Agreement shall be settled by arbitration in the City of Chicago by three arbitrators, one of whom shall be appointed by the Corporation, one by the Indemnitee and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator or if either party fails to appoint an arbitrator, then that arbitrator shall be appointed by the Chief Judge of the United States Court of Appeals for the Seventh Circuit. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Interest on any judgment shall be assessed at a rate or rates the arbitrators consider just under the circumstances. If it is necessary or desirable for the Indemnitee to retain legal counsel or incur other costs and expenses in connection with enforcement of his rights under this Agreement, the Corporation shall pay his reasonable attorneys' fees and costs and expenses in connection with enforcement of his rights (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators determine that under the circumstances recovery by the Indemnitee of all or a part of any such fees and costs and expenses would be unjust.

      9.  Governing Law.

          (a) Except as provided for in subparagraph (b) of this section, this Agreement shall be governed by the laws of the State of Delaware.

          (b) Any arbitration under this Agreement shall be governed by the laws of the State of Illinois.

     10. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, this invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement, and this Agreement shall be interpreted as though the invalid or unenforceable provision was not part of this Agreement.

      In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above stated.

                                Brunswick Corporation

                                By: /s/ D. M. Yaconetti

                                Indemnitee

                                        John P. Reilly

Exhibit 10.22

                        Brunswick Performance Plan
                                   1994


Financial Targets:    There will be two financial targets: Pre-tax,
                      pre-amortization earnings and cash flow (minimum, goal and target).

Objectives:           In addition to the financial goals, each Division
                      will be assigned specific objectives to be completed during the year.

Weighting:            The financial targets and Division objectives will
                      be weighted as follows with respect to bonus potential:
                      Pre-tax, pre-amort. earnings - 75%
                      Cash Flow -------------------- 10%
                      Division objectives ---------- 15%

Bonus Pools:          The generation of a bonus pool will generally
                      revolve around the achievement of the pre-tax earnings goals. A bonus pool must be earned through the achievement of the earnings goals before a bonus can be earned for cash flow. However, a Division may earn a bonus by achieving the assigned objective(s) even though the minimum earnings goal has not been met. The value of this pool will be equal to 15% of the bonus pool for minimum earnings.

                      When the minimum pre-tax earnings goal has been met, the bonus pool will equal 3% of this amount. If the pre-tax earnings goal is achieved, the accrual is increased to 4% of pre-tax earnings from the first dollar. After achieving the target level, 5% of pre-tax earnings from the first dollar.

                      The bonus pool for Corporate participants will be 13%, 15% and 18%, respectively of bonus pools earned by the Divisions at their minimum, goal and target performance levels.

Participation:        Each Division will determine the guidelines for
                      participation in the Plan.

Payment: Bonus payments will be made after the year-end financial results have been reviewed and certified by Arthur Andersen & Co. Proposed bonus payments to Division Presidents and Senior Corporate Staff will be reviewed and approved by the Compensation Committee.

Exhibit 10.23

                          Strategic Incentive Plan

Concept: A medium-term incentive plan for key executives of the Corporation and its Divisions. Bonuses are earned based on the achievement of assigned strategic goals.

Purpose: To attract and retain high quality executives and officers who will enhance shareholder value.

                   To motivate these executives to achieve important strategic goals of the Company and its Divisions.

                   To provide these executives with competitive compensation levels by enhancing the Company's other short and long-term incentive programs.

Eligibility:       Participation is limited to Senior Executives reporting
                   to the CEO or the COO and executives reporting to these Senior Executives. Participants will be nominated based on the recommendation of the Division Presidents and Corporate Staff. Nomination for participation in one
                   Performance Period does not entitle a participant to participate in any subsequent Performance Periods.

Performance        The Performance Period for each strategic incentive
Period:            award will be three years.

Award Frequency:   Strategic Incentive Plan awards will be granted on an
                   annual basis.

Award Size:        Prior to the beginning of each Performance Period,
                   participants will be assigned a maximum award expressed in dollars.

Performance        Prior to the beginning of each Performance Period, the
Measurement:       strategic goals for that Performance Period for each
                   Division will be assigned.

                   Each participant's actual award value will be based on the achievement of the strategic goals established for the participant's organizational unit.

Form & Timing      Award payments will be made in cash and will be paid
Payments:          after a review of the achievement of the goals at the
                   end of the third year of the Performance Period.

Transfer Between   Participants transferring between organizational units
Organizational     during a Performance Period will be paid an award based
Units:             on the proportion of the participant's number of months
                   of service in each unit to the total number on months in the Performance Period.

Termination of     Termination by reason of retirement at or after age 65,
Employment:        death, or total and permanent disability: awards will be
                   paid out at the end of the Performance Period, pro rata, based on the number of months of service to the total number of months in the Performance Period.

                   Termination for any other reason: participant will forfeit all rights to an award under the Plan for Performance Periods not yet completed. This automatic forfeiture may be waived by the Compensation Committee, at its discretion.

Exhibit 22.1

                      Subsidiaries of the Company

The following corporations are direct or in-direct wholly-owned subsidiaries of Brunswick Corporation:

                                                     Place of
                                                   Incorporation

Appletree Ltd.                                     Bermuda
Bayliner Marine Corporation                        Delaware
Brunswick AG                                       Switzerland
Brunswick Bowling & Billiards Corporation          Delaware
Brunswick Bowling & Billiards (U.K.) Limited       England
Brunswick Bowling GmbH                             West Germany
Brunswick Bowling Pin Corporation                  Delaware
Brunswick Centres, Inc.                            Ontario
Brunswick Export Corporation                       Delaware
Brunswick GmbH                                     West Germany
Brunswick International (Canada) Limited           Ontario
Brunswick International GmbH                       West Germany
Brunswick International Holdings, Inc.             Delaware
Brunswick International Limited                    Delaware
Brunswick International Sales Corporation          U.S. Virgin Islands
Centennial Assurance Company, Ltd.                 Bermuda
Escort Trailer Corporation                         Washington
Jupiter Marine, Inc.                               Delaware
Leiserv, Inc.                                      Delaware
Marine Power Australia Pty. Limited                Australia
Marine Power Europe, Inc.                          Delaware
Marine Power International Limited                 Delaware
Marine Power International Pty. Limited            Delaware
Marine Power Italia S.p.A.                         Italy
Marine Xpress Corporation                          Delaware
Mercury Marine Limited                             Ontario
Normalduns B.V.                                    Netherlands
OBC International Holdings Inc.                    Delaware
Productos Marine de Mexico, S.A. de C.V.           Mexico
Ray Industries, Inc.                               Arizona
Ray Industries, Inc.                               Delaware
SBC International Holdings Inc.                    Delaware
Sea Ray Boats Europe B.V.                          Netherlands
Sea Ray Boats, Inc.                                Arizona
Sea Ray Boats, Inc.                                Florida
Sea Ray Boats, Inc.                                Michigan
Sea Ray Boats, Inc.                                South Carolina
Sea Ray Boats, Inc.                                Tennessee
Skokie Investment Corporation                      Delaware
Starcraft Power Boats Corp.                        Delaware
Wintergreen Finance, Inc.                          Delaware
Zebco Corporation                                  Delaware
Zebco Sports France S.A.                           France

In addition, Brunswick Corporation owns 50% of the outstanding stock of Nippon Brunswick Kabushiki Kaisha, a Japanese corporation.

The names of a number of subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                              Schedule "1"

                     List of Material Subsidiaries
                As Set Forth in the Company's 10-K Report
                            (See Section 4.8)

As of March 15, 1993, the following corporations are direct or in-direct wholly-owned subsidiaries of Brunswick Corporation:

                                                     Place of
                                                   Incorporation

Appletree Ltd.                                     Bermuda
Bayliner Marine Corporation                        Delaware
Brunswick AG                                       Switzerland
Brunswick Bowling & Billiards Corporation          Delaware
Brunswick Bowling & Billiards (U.K.) Limited       England
Brunswick Bowling GmbH                             West Germany
Brunswick Bowling Pin Corporation                  Delaware
Brunswick Centres, Inc.                            Ontario
Brunswick Export Corporation                       Delaware
Brunswick GmbH                                     West Germany
Brunswick International (Canada) Limited           Ontario
Brunswick International GmbH                       West Germany
Brunswick International Holdings, Inc.             Delaware
Brunswick International Limited                    Delaware
Brunswick International Sales Corporation          U.S. Virgin Islands
Centennial Assurance Company, Ltd.                 Bermuda
Escort Trailer Corporation                         Washington
Jupiter Marine, Inc.                               Delaware
Leiserv, Inc.                                      Delaware
Marine Power Australia Pty. Limited                Australia
Marine Power Europe, Inc.                          Delaware
Marine Power International Limited                 Delaware
Marine Power International Pty. Limited            Delaware
Marine Power Italia S.p.A.                         Italy
Marine Xpress Corporation                          Delaware
Mercury Marine Limited                             Ontario
Normalduns B.V.                                    Netherlands
OBC International Holdings Inc.                    Delaware
Productos Marine de Mexico, S.A. de C.V.           Mexico
Ray Industries, Inc.                               Arizona
Ray Industries, Inc.                               Delaware
SBC International Holdings Inc.                    Delaware
Sea Ray Boats Europe B.V.                          Netherlands
Sea Ray Boats, Inc.                                Arizona
Sea Ray Boats, Inc.                                Florida
Sea Ray Boats, Inc.                                Michigan
Sea Ray Boats, Inc.                                South Carolina
Sea Ray Boats, Inc.                                Tennessee
Skokie Investment Corporation                      Delaware
Starcraft Power Boats Corp.                        Delaware
Wintergreen Finance, Inc.                          Delaware
Zebco Corporation                                  Delaware
Zebco Sports France S.A.                           France

In addition, Brunswick Corporation owns 50% of the outstanding stock of Nippon Brunswick Kabushiki Kaisha, a Japanese corporation.

The names of a number of subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Exhibit 25.1

                          Power of Attorney

    The undersigned directors and officers of Brunswick Corporation, a Delaware corporation (the "Company"), do hereby nominate, constitute and appoint Thomas K. Erwin, William R. McManaman, and Dianne M. Yaconetti and each of them individually, the true and lawful attorney or attorneys of the undersigned, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name and on behalf of the undersigned as directors and officers of the Company, the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1993 and any and all amendments thereto; and each of the undersigned hereby ratifies and approves all that said attorneys or any of them shall do or cause to be done by virtue hereof.

    In Witness Whereof, each of the undersigned has executed this Power of Attorney in one or more counterparts on the date set opposite his name.

     Capacity                     Signature                   Date

Chairman of the Board,       /s/ Jack F. Reichert       February 8, 1994
Chief Executive Officer      Jack F. Reichert
(Principal Executive
Officer) and Director

President, Chief             /s/ John P. Reilly         February 8, 1994
Operating Officer            John P. Reilly
and Director

Vice President-Finance       /s/ William R. McManaman   February 8, 1994
(Principal Financial         William R. McManaman
Officer)

Controller (Principal        /s/ Thomas K. Erwin        February 8, 1994
Accounting Officer)          Thomas K. Erwin

Director                     /s/ Michael J. Callahan    February 8, 1994
                             Michael J. Callahan

Director                 /s/ John P. Diesel             February 8, 1994
                         John P. Diesel

Director                 /s/ Leo Herzel                 February 8, 1994
                         Leo Herzel

Director                 /s/ George D. Kennedy          February 8, 1994
                         George D. Kennedy

Director                 /s/ B. K. Koken                February 8, 1994
                         Bernd K. Koken

Director                 /s/ Jay W. Lorsch              February 8, 1994
                         Jay W. Lorsch

Director                 /s/ Bettye Martin Musham       February 8, 1994
                         Bettye Martin Musham

Director                 /s/ Robert N. Rasmus           February 8, 1994
                         Robert N. Rasmus

Director                 /s/ Roger W. Schipke           February 8, 1994
                         Roger W. Schipke

                          Power of Attorney

      The undersigned director of Brunswick Corporation, a Delaware corporation (the "Company"), hereby nominates, constitutes and appoints Thomas K. Erwin, William R. McManaman, and
Dianne M. Yaconetti and each of them individually, the true and lawful attorney or attorneys of the undersigned, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name and on behalf of the undersigned as a director of the Company, the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1993 and any and all amendments thereto; and the undersigned hereby ratifies and approves all that said attorneys or any of them shall do or cause to be done by virtue hereof.

      IN Witness Whereof, the undersigned has executed this Power of Attorney in one or more counterparts on February 7, 1994.


                                /s/ Donald E. Guinn
                                     Donald E. Guinn